Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2013 First Quarter Results

MONROVIA, Calif., September 5, 2012 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its first quarter ending July 28, 2012.

“Fiscal 2013 is unfolding consistent with our range of expectations for the year.  We anticipated a typically low revenue first quarter would produce a net loss because we are staffed and investing to achieve the growth we expect in the second half of this year and beyond,” said AeroVironment chairman and chief executive officer Tim Conver.  “First quarter revenue of $58.7 million was about $3 million less than we expected, attributable to contract timing, and produced a loss per share of $0.06.  Our funded backlog increased 6% during the quarter and as of now we have visibility into almost 70% of our expected full year revenue, a good indicator of full year performance in a volatile business environment.”

“We are focusing bid and proposal and research and development investments on multiple adjacent market and new development initiatives where we continue to receive positive customer feedback on the probability of successfully capturing long-term growth opportunities.  At the same time, we are managing other costs in the business to achieve our financial plan for the fiscal year,” Conver added.

FISCAL 2013 FIRST QUARTER RESULTS

Revenue for the first quarter of fiscal 2013 was $58.7 million, down 5% from first quarter fiscal 2012 revenue of $62.0 million. The decrease in revenue resulted from decreased sales in our Unmanned Aircraft Systems (UAS) segment of $3.4 million offset by increased sales in our Efficient Energy Systems (EES) segment of $0.1 million.

Loss from operations for the first quarter of fiscal 2013 was $2.3 million, as compared to income from operations for the first quarter of fiscal 2012 of $0.4 million. The loss from operations resulted from lower gross margin of $2.2 million and higher research and development (R&D) expense of $0.6 million offset by lower selling, general and administrative (SG&A) expense of $0.1 million.

Net loss for the first quarter of fiscal 2013 was $1.4 million, as compared to net income for the first quarter of fiscal 2012 of $0.3 million.

Loss per share for the first quarter of fiscal 2013 was $0.06, as compared to earnings per diluted share for the first quarter of fiscal 2012 of $0.01.

BACKLOG

As of July 28, 2012, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $98.4 million compared to $93.2 million as of April 30, 2012.

FISCAL 2013 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2013, the Company expects to generate revenue of $348 million to $370 million, and earnings per share of $1.41 to $1.51 on a fully diluted basis.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Wednesday, September 5, 2012, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, Tom Herring, chief operating officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the Company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Wednesday, September 5, 2012, at approximately 4:30 p.m. Pacific Time through Tuesday, September 11, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 22333471. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use AeroVironment’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended
	July 28,	July 30,
	2012	2011

Revenue:
Product sales	$28,690	$29,299
Contract services	29,987	32,698
	58,677	61,997
Cost of sales:
Product sales	20,559	17,872
Contract services	18,613	22,410
	39,172	40,282
Gross margin	19,505	21,715
Selling, general and administrative	13,621	13,700
Research and development	8,136	7,586
(Loss) income from operations	(2,252)	429
Other income:
Interest income	172	78
(Loss) income before income taxes	(2,080)	507
(Benefit) provision for income taxes	(694)	181
Net (loss) income	$(1,386)	$326
(Loss) earnings per share data:
Basic	$(0.06)	$0.02
Diluted	$(0.06)	$0.01
Weighted average shares outstanding:
Basic	21,929,455	21,724,053
Diluted	21,929,455	22,238,117

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share and per share data)

	July 28, 2012	April 30, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$53,210	$64,220
Short-term investments	69,473	77,152
Accounts receivable, net of allowance for doubtful accounts of $1,139 at July 28, 2012 and $921 at April 30, 2012	49,880	56,417
Unbilled receivables and retentions	23,258	27,034
Inventories, net	44,505	43,539
Income tax receivable	1,755	—
Deferred income taxes	9,336	9,377
Prepaid expenses and other current assets	3,568	4,030
Total current assets	254,985	281,769
Long-term investments	56,958	58,457
Property and equipment, net	23,131	23,515
Deferred income taxes	5,184	5,209
Other assets	230	201
Total assets	$340,488	$369,151
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,085	$20,213
Wages and related accruals	10,162	19,076
Income taxes payable	—	8,788
Customer advances	5,038	5,124
Other current liabilities	7,391	9,898
Liability for uncertain tax positions	606	606
Total current liabilities	36,282	63,705
Wages and other accruals	—	1,203
Deferred rent	976	1,019
Liability for uncertain tax positions	4,026	4,026
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 22,262,506 at July 28, 2012 and 22,243,903 at April 30, 2012	2	2
Additional paid-in capital	126,309	124,954
Accumulated other comprehensive loss	(657)	(694)
Retained earnings	173,550	174,936
Total stockholders’ equity	299,204	299,198
Total liabilities and stockholders’ equity	$340,488	$369,151

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	July 28, 2012	July 30, 2011
Operating activities
Net (loss) income	$(1,386)	$326
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization	2,932	1,970
Provision for doubtful accounts	240	330
Deferred income taxes	42	(160)
Stock-based compensation	840	754
Tax benefit from exercise of stock options	88	376
Excess tax benefit from stock-based compensation	—	(80)
Changes in operating assets and liabilities:
Accounts receivable	6,297	22,012
Unbilled receivables and retentions	3,776	8,567
Inventories	(966)	(162)
Income tax receivable	(1,755)	(745)
Other assets	433	196
Accounts payable	(7,128)	(18,585)
Other liabilities	(21,183)	(13,343)
Net cash (used in) provided by operating activities	(17,770)	1,456
Investing activities
Acquisitions of property and equipment	(2,548)	(2,606)
Net sales of held-to-maturity investments	9,064	19,956
Net sales of available-for-sale investments	175	125
Net cash provided by investing activities	6,691	17,475
Financing activities
Excess tax benefit from stock-based compensation	—	80
Exercise of stock options	69	195
Net cash provided by financing activities	69	275
Net (decrease) increase in cash and cash equivalents	(11,010)	19,206
Cash and cash equivalents at beginning of period	64,220	62,041
Cash and cash equivalents at end of period	$53,210	$81,247

Supplemental disclosure:
Unrealized gains on long-term investments recorded in other comprehensive income, net of deferred taxes of $24 and $2, respectively	$37	$2
Reclassification from share-based liability compensation to equity	$401	$—

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended
	July 28,	July 30,
	2012	2011
Revenue:
UAS	$48,806	$52,205
EES	9,871	9,792
Total	58,677	61,997
Gross margin:
UAS	16,050	20,205
EES	3,455	1,510
Total	19,505	21,715
Selling, general and administrative	13,621	13,700
Research and development	8,136	7,586
(Loss) income from operations	(2,252)	429
Interest income	172	78
(Loss) income before income taxes	$(2,080)	$507

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com